Exhibit (a)(13)
FINISAR CORPORATION
ELECTION FORM
RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE
OFFER TO REPLACE ELIGIBLE OPTIONS
DATED DECEMBER 17, 2007
THE OFFER EXPIRES AT 9:00 P.M., PACIFIC STANDARD TIME, ON JANUARY 18, 2008,
UNLESS THE OFFER IS EXTENDED.

Name:	Employee ID:
Address:
Important: Read the instructions to this Election Form before completing and signing this page.
Indicate your decision to tender your Eligible Options identified below for replacement by checking the “Yes” box under the “Replace Entire Eligible Portion” column. If you do not want to tender one or more of your Eligible Options for replacement, check the “No” box under the “Replace Entire Eligible Portion” column for those particular options. If you do not clearly mark the “Yes” box with respect to an Eligible Option, your election with respect to that option will default to “No.” In that event, such Eligible Option will not be replaced, and you will not become entitled to the special RSUs issuable with respect to that Eligible Option. In addition, you will be solely responsible for bringing such Eligible Option into compliance with IRC Section 409A in order to avoid adverse tax consequences with respect to that option. You may not tender only a portion of an Eligible Option.

Fair Market
Value of
				Finisar	Total Number	Number of
		Current		Common Stock	of Shares	Option Shares
		Exercise	Revised	on Revised	Subject to	Eligible for	Replace Entire
Grant	Original	Price Per	Measurement	Measurement	Outstanding	Replacement in	Eligible
Number	Grant Date	Share	Date	Date	Option	Tender Offer	Option?
		[$ ]		[$ ]		[ ]	☐ Yes	☐ No
Please note that if an Eligible Option you tender for replacement has an exercise price per share at or above the closing selling price per share of Finisar common stock on the Expiration Date, that option will be canceled and immediately replaced with a new option that is the same as the canceled option, including the same exercise price per share or change to the expiration date, but with a new grant date. Such cancellation and re-grant is necessary in order to avoid adverse taxation of that option under IRC Section 409A.

Agreement to Terms of Election
1. Promptly following the Expiration Date, Finisar will return to me an option agreement evidencing each New Option and a Restricted Stock Unit Issuance Agreement evidencing the RSUs, if any, to which I am entitled with respect to the New Options.
2. If I cease to remain employed by Finisar or any affiliated entity after I tender my Eligible Options but before those options are replaced, my Eligible Options will not be replaced, and I will not become entitled to any RSUs.
3. Until the Expiration Date, I will have the right to change my election with respect to my Eligible Options. However, after that date I will have no further right to change my election with respect to my Eligible Options, unless Finisar does not accept my tendered Eligible Options before February 14, 2008, the 40th business day after commencement of the Offer. In that event, I may revoke my elections with respect to my tendered Eligible Options at any time prior to Finisar’s acceptance of those options for replacement pursuant to the Offer.
4. The tender of my Eligible Options pursuant to the procedure described in Section 4 of the Offer and the instructions to this Election Form will constitute my acceptance of all of the terms and conditions of the Offer. Finisar’s acceptance of my tendered Eligible Options for replacement pursuant to the Offer will constitute a binding agreement between Finisar and me in accordance with the terms and subject to the conditions of the Offer.
5. I am the registered holder of the Eligible Options tendered hereby, and my name, employee identification number and other information appearing on the cover page of this Election Form are true and correct.
6. I am not required to tender my Eligible Options pursuant to the Offer. However, if I do not tender such options or if those options are not otherwise replaced pursuant to the Offer, then I must take other action on my own with respect to those options in order to bring those options into compliance with Section 409A of the Internal Revenue Code and thereby avoid adverse tax consequences.
7. Finisar cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisor as to the consequences of participating or not participating in the Offer.
8. Under certain circumstances set forth in the Offer, Finisar may terminate or amend the Offer and postpone its acceptance and replacement of the tendered Eligible Options. In the event the Eligible Options tendered herewith are not accepted for replacement, those options will be returned to me promptly following the expiration or termination of the Offer.
9. (i) Participation in the Offer is voluntary; (ii) decisions with respect to future grants under any Finisar employee stock plan, if any, will be at the sole discretion of Finisar; (iii) the Offer is discretionary in nature; (iv) the Offer is a one-time offer which does not create any contractual or other right to receive future offers, options or benefits in lieu of offers; (v) the value of any payments and participation in the Offer made pursuant to the Offer is an extraordinary item of income which is outside the scope of my employment contract, if any; and (vi) the value of any payments made pursuant to the Offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
10. For the exclusive purpose of implementing, administering and managing my participation in the Offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and Finisar and its subsidiaries. I understand that Finisar and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Finisar, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Offer (“Data”). I understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local HR department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer. I understand that the Data will be held only as long as is necessary to implement, administer and manage my participation in the Offer. I understand that I may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local HR department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local HR department representative.
11. This agreement is governed by laws of the State of California, without giving effect to its conflicts-of-law principles.
12. I understand that neither Finisar nor Finisar’s Board of Directors is making any recommendation as to whether I should tender my Eligible Options for replacement, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the New Options granted in replacement of my tendered Eligible Options may decline in value and may be “out of the money” when I decide to exercise those options. I further understand that past and current market prices of Finisar common stock may provide little or no basis for predicting what the market price of Finisar common stock will be when Finisar replaces my tendered option or at any other time in the future.
13. I hereby acknowledge that I have read the documents related to the Offer listed below:
Offer to Replace
Instructions to this Election Form
14. I hereby elect to participate in the Offer with respect to my Eligible Options as previously identified, and I hereby tender such Eligible Options for replacement in accordance with the Offer to Replace Eligible Options. I agree that the options identified on the cover page are the Eligible Options I hold. I agree and understand that each of the Eligible Options which I have tendered pursuant to the Offer will be replaced unless I submit a new, properly completed Election Form prior to the expiration of the Offer.
15. I understand that I must fully complete, sign and deliver this Election Form and return it to Finisar via facsimile at 1-888-606-7624 prior to the expiration of the Offer.
16. I further understand that I will receive an Election Confirmation Statement via email at my Finisar email address listed below within two business days after the delivery of my Election Form via facsimile to 1-888-606-7624.

If I have not received an Election Confirmation Statement in the timeframe prescribed, I agree that it is my responsibility to confirm that Finisar has received my complete submission by contacting the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com. If Finisar does not have a record of my submissions, Finisar may request that I provide evidence of those submissions or submit additional copies thereof. I acknowledge that Finisar recommends that I keep a copy of my submissions and proof of transmittal by facsimile in case I am requested to provide evidence of timely submission.
Email address:
Employee ID number:

Signature	Date

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Election Form. A properly completed and duly executed Election Form must be received by Finisar by 9:00 p.m. Pacific Standard Time on the Expiration Date.
Finisar intends to disseminate an Election Confirmation Statement via email to your Finisar email address within two business days after your submission of your Election Form via facsimile to 1-888-606-7624. If you have not received an Election Confirmation Statement in the timeframe prescribed, Finisar recommends you confirm Finisar’s receipt of your submissions by contacting the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com. If Finisar does not have a record of receipt of your submissions, we may request that you show us evidence of those submissions or submit additional copies thereof. Finisar recommends you keep a copy of your submissions and proof of transmittal by facsimile in case you are asked to provide evidence of timely submission.
You may change your election with respect to your Eligible Options at any time up to 9:00 p.m. Pacific Standard Time on the Expiration Date. If the Offer is extended by Finisar beyond that time, you may change your election with respect to your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, if Finisar does not accept your tendered option by 9:00 p.m. Pacific Standard Time on February 14, 2008, you may revoke your election with respect to your tendered options at any time thereafter until those options are accepted for replacement. To validly change or revoke your election, you must access the Offer website at https://finisar.equitybenefits.com/ and complete and deliver a new Election Form to Finisar prior to the expiration of the Offer. You should print a copy of your new Election Form and Print Confirmation page and keep those documents with your other records for the Offer. Alternatively, you may submit a new paper Election Form by facsimile to 1-888-606-7624 before the expiration date. You may change your previously submitted elections as many times as you would like prior to the expiration of the Offer.
Finisar will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options will, by completing and executing the Election Form, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.
2. Tenders. If you intend to tender your Eligible Options for replacement pursuant to the Offer, you must complete the table on the cover page of this Election Form and follow the procedures described in Instruction 1. If you decide to tender a particular Eligible Option, you must tender all of that option for replacement. If you hold more than one Eligible Option, you may elect to tender one or more of those options and retain the balance.
3. Signatures on This Election Form. You must sign this Election Form.
4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for paper copies of the Offer document or this Election Form may be directed to the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com. Copies will be furnished promptly at Finisar’s expense.
5. Irregularities. Finisar will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tendered option. Finisar will also decide, in its discretion, all questions as to (i) the portion of each outstanding option that comprises an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under each New Option, (iii) the number of shares of Finisar common stock purchasable under each New Option at the Adjusted Exercise Price and (iv) the number of shares of Finisar common stock subject to any RSUs issuable with respect to each New Option. Finisar’s determination of such matters will be final and binding on all parties. Finisar reserves the right to reject any or all tenders which it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. Finisar also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular Eligible Optionee and Finisar’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering Eligible Optionee or waived by Finisar. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as Finisar shall determine. Neither Finisar nor any other person is or will be obligated to give notice of any defects or irregularities with respect to the tendered options, and no person will incur any liability for failure to give any such notice. If the table on the cover page of this Election Form includes options that are not eligible for the Offer, Finisar will not accept those options for replacement, but Finisar does intend to accept for replacement any properly tendered Eligible Option set forth in that table.
6. Important Tax Information. You should refer to Section 15 of the Offer, which contains important U.S. federal tax information concerning the Offer. All Eligible Optionees with Eligible Options are strongly encouraged to consult with their own tax advisors as to the consequences of their participation in the Offer.
7. Copies. You should print a copy of this Election Form, after you have completed and signed it, and retain it for your records.
IMPORTANT: THE COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY FINISAR BY 9:00 P.M. PACIFIC STANDARD TIME ON THE EXPIRATION DATE.